EXHIBIT 99.1

BRUSH ENGINEERED MATERIALS INC. REPORTS SALES UP 10% FOR FOURTH QUARTER AND UP 24% FOR 2004

Fourth Quarter Earnings meet Expectations

Cleveland, Ohio — February 2, 2005 — Brush Engineered Materials Inc. (NYSE-BW) today reported earnings for the fourth quarter 2004 of $1.8 million or $0.09 per share on sales of $116.0 million.

Net income for the quarter improved by $9.0 million over the 2003 fourth quarter net loss of $7.2 million. The fourth quarter 2003 net loss included a charge of $6.0 million for deferred costs from an interest rate swap and other deferred financing costs associated with the restructure of debt and lease obligations. The significant improvement in earnings is due to increased sales volume and improved gross margins. However, the improvement was negatively impacted in the amount of $1.4 million by higher copper prices in the fourth quarter.

Fourth quarter 2004 sales were 10% higher than fourth quarter 2003 sales of $105.6 million. The sales increase for the quarter was driven by strength from the data storage, wireless, oil and gas and heavy equipment markets. New product initiatives are contributing to the growth in the oil and gas and heavy equipment markets. This is the eighth consecutive quarter where sales were higher than the corresponding previous year’s performance.

Sales for 2004 were $496.3 million, up $95.3 million or 24% compared to 2003 sales of $401.0 million. The strong sales growth for the year was driven by a strong recovery in the computer and telecommunications market, an improved domestic economy, strength in Europe and Asia and new product initiatives. Copper and precious metal prices and foreign currency exchange rates served to increase sales by 5%. Net income for 2004 was $15.5 million or $0.86 per share diluted, up $28.7 million compared to the 2003 net loss of $13.2 million or $0.80 per share diluted. Higher copper prices negatively impacted earnings for the year by approximately $7.4 million.

Balance Sheet

The Company finished the year with a much-improved balance sheet and significant financial flexibility.

During 2004 the Company successfully completed an equity offering of 2,250,000 newly issued shares sold by the Company and 115,000 shares of common stock sold by selling shareholders to exercise warrants, raising $38.7 million net of fees. The majority of the proceeds from the offering were used to repay outstanding borrowings under the Company’s revolving line of credit and $5.0 million was used to repay a portion of the Company’s long-term subordinated debt. Total debt at December 31, 2004 was $72.4 million, a reduction of $26.7 million as compared to the balance at December 31, 2003. Cash on the balance sheet at December 31, 2004 was $49.6 million.

During the fourth quarter, the Company amended its $105.0 million credit facility to reduce pricing, provide more flexibility and extend the term for an additional year. On January 21, 2005 the Company prepaid $17.9 million of term loans that existed under this credit facility and has therefore classified such amount as short-term debt on the December 31, 2004 Balance Sheet. The interest savings expected in 2005 from the reduction in debt is approximately $2.5 million compared to 2004. Subsequent to the January 21st prepayment, the Company’s debt-to-debt plus equity ratio was approximately 20%.

SEGMENT REPORTING

Metal Systems Group

The Metal Systems Group consists of Alloy Products, Technical Materials, Inc. (TMI) and Beryllium Products.

The Metal Systems Group’s fourth quarter sales of $70.9 million were 12% higher than the fourth quarter of 2003 sales of $63.5 million. The fourth quarter operating loss was $1.4 million versus an operating loss of $2.4 million for the fourth quarter of 2003. The Metal Systems’ 2004 sales of $296.0 million were up 24% over 2003 sales of $239.4 million. Operating profit for 2004 was $2.7 million, an improvement of $19.3 million, versus an operating loss of $16.6 million for 2003.

Alloy Products’ fourth quarter sales of $46.7 million were 9% higher than 2003 fourth quarter sales of $42.9 million. Alloy Products’ 2004 sales of $202.9 million were $40.6 million or 25% higher than 2003 sales of $162.3 million. Alloy Products experienced significant improvement in sales growth, operating performance and new product initiatives throughout the year. The strong sales growth was driven largely by a more robust telecommunications and computer market as well as continued success in the introduction of new products for the oil and gas, industrial components and electronics markets. This growth was strong in North America, Europe and Southeast Asia. Sales in Japan were softer during the year. Over 16% of the sales growth was from new products. Alloy Products also continued to make significant progress in operating performance during 2004 through its implementation of lean manufacturing. The progress included higher manufacturing yields, lower operating costs, less unplanned maintenance downtime and higher on-time shipments to customers, all of which helped improve margins. During the second half of the year, particularly in the fourth quarter, Alloy experienced a slowdown in order entry from the telecommunications and computer markets, in part, due to customer inventory adjustments. Order entry has improved in the beginning of the first quarter of 2005.

TMI’s fourth quarter sales of $11.2 million were 10% higher than fourth quarter 2003 sales of $10.2 million. Sales for 2004 of $53.6 million were 28% higher than 2003 sales of $41.9 million. TMI saw double-digit growth in the first three quarters of 2004 fueled by demand from the telecommunications and computer, automotive electronics and semiconductor markets. Plating and CERDIP aluminum clad alloy product applications were particularly strong. TMI’s automotive electronics and telecommunications and computer markets weakened during the fourth quarter. This weakness has continued into the first quarter of 2005 and is in part due to customer inventory adjustments.

Beryllium Products’ fourth quarter sales of $13.0 million were up 27% over 2003 fourth quarter sales of $10.2 million. Sales for 2004 of $39.5 million were 12% higher than 2003 sales of $35.2 million. The sales growth during the year was fueled by strong demand for defense and medical applications. The fourth quarter 2004 sales were benefited by the program for supplying material for the optical mirrors for NASA’s James Webb space telescope. Beryllium production for this program will continue through 2005 and will add approximately $12.0 million in sales. More recently, budget cuts announced by the Department of Defense could have a negative impact on defense sales in the second half of 2005.

Microelectronics Group

The Microelectronics Group includes Williams Advanced materials Inc. (WAM) and Electronic Products

The Microelectronics Group’s sales for the fourth quarter 2004 of $45.1 million were 7% higher than fourth quarter 2003 sales of $42.0 million. Sales for 2004 of $195.6 million were 24% higher than 2003 sales of $157.3 million. Operating profit for the fourth quarter was $4.3 million up 54% versus $2.8 million for the fourth quarter of 2003. Operating profit for 2004 was $18.5 million or 47% higher than the 2003 operating profit of $12.6 million.

WAM’s fourth quarter sales of $38.6 million were 8% higher than 2003 fourth quarter sales of $35.7 million. WAM’s 2004 sales of $165.7 million were 30% higher than 2003 sales of $127.8 million. Excluding the effect of precious metal prices, the sales increase is 23% for the year. The strongest growth throughout the year was from wireless and data storage product applications. WAM has continued to grow its international business, especially in Southeast Asia. During 2004, WAM purchased the remaining interest in their Taiwan joint venture and is well positioned to service the continued growth in Asia.

Electronic Products’ sales in the fourth quarter of $6.5 million were up slightly from 2003 sales of $6.3 million. Electronic Products’ sales for 2004 of $29.9 million were about flat with 2003 sales of $29.5 million.

Outlook

We remain confident that we’ll continue to see considerable progress in 2005. Overall, our global markets continue to present double-digit sales growth opportunities.

While we don’t expect that 2005 will yield the 24% growth that we saw in 2004, we do expect sales growth to be within the estimated 8% to 12% range we’ve communicated in the past. Given the mix shifts and softness we saw during the fourth quarter of 2004, we anticipate a slower start in 2005 and thus, at this time, expect the full-year growth to be closer to the lower end of that range. Our current estimate for the year is for sales to be in the $535.0 million to $555.0 million range and for earnings to be in the $1.30 to $1.60 per share range.

For the first quarter, we expect sales to be in the range of $125.0 to $135.0 million. Assuming that level of sales, first quarter 2005 earnings are expected to be in the range of $0.25 to $0.30 per share.

Chairman’s Comments

Commenting on the results, Gordon Harnett, Chairman, President and CEO, stated, “I am proud of the significant progress our Company made in 2004 in revenue growth, profitability, operational improvements, new product development and introductions and geographic penetration. Our renewed strong balance sheet and cash position affords us the opportunity to continue to grow our business as strategic opportunities arise. We remain committed to improving shareholder value even further in 2005.”

Forward-looking Statements

Portions of the content set forth in this document that are not statements of historical or current facts are forward-looking statements. The Company’s actual future performance, including performance in the near term, may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

•	The condition of the markets which the Company serves, whether defined geographically or by market, with the major markets being telecommunications and computer, optical media, automotive electronics, semiconductor, industrial components, aerospace and defense and appliance.

•	Actual sales, operating rates and margins for the year 2005.

•	Changes in product mix.

•	The financial condition of particular customers.

•	The Company’s success in implementing its strategic plans and the timely and successful completion of any capital expansion projects.

•	Other factors, including, interest rates, exchange rates, tax rates, pension costs, energy costs, raw material costs and the cost and availability of insurance.

•	Changes in government regulatory requirements and the enactment of any new legislation that impacts the Company’s obligations.

•	The conclusion of pending litigation matters in accordance with the Company’s expectation that there will be no material adverse effects.

•	Additional risk factors that may affect the Company’s results are identified under the caption “Risk Factors” in the Company’s Prospectus filed with the Securities and Exchange Commission on July 1, 2004.

Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:
Michael C. Hasychak
216/383-6823

Media:
Patrick S. Carpenter
216/383-6835

http://www.beminc.com

Consolidated Balance Sheets
(Unaudited)

	Dec. 31,	Dec. 31,
(Dollars in thousands)	2004	2003
Assets
Current assets
Cash and cash equivalents	$49,643	$5,062
Accounts receivable	59,229	55,102
Inventories	95,271	87,396
Prepaid expenses	8,348	5,454
Deferred income taxes	275	291

Total current assets	212,766	153,305
Other assets	14,876	18,902
Long-term deferred income taxes	928	704
Property, plant and equipment	540,937	535,421
Less allowances for depreciation,
depletion and impairment	363,318	344,575

	177,619	190,846
Goodwill	7,992	7,859

	$414,181	$371,616

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$30,901	$13,387
Accounts payable	13,234	16,038
Other liabilities and accrued items	45,452	37,366
Unearned revenue	7,789	—
Income taxes	1,591	1,373

Total current liabilities	98,967	68,164
Other long-term liabilities	10,798	14,739
Retirement and post-employment benefits	54,729	49,358
Long-term debt	41,549	85,756
Minority interest in subsidiary	—	26
Shareholders’ equity	208,138	153,573

	$414,181	$371,616

Consolidated Statements of Income
(Unaudited)

	Fourth Quarter Ended		Year Ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
(Dollars in thousands except share and per share amounts)	2004	2003	2004	2003
Net sales	$116,009	$105,567	$496,276	$401,046
Cost of sales	90,537	82,876	385,202	328,008

Gross margin	25,472	22,691	111,074	73,038
Selling, general and administrative expenses	20,286	20,626	77,267	68,834
Research and development expenses	995	1,196	4,491	4,230
Other-net	(2)	6,566	4,282	8,918

Operating profit (loss)	4,193	(5,697)	25,034	(8,944)
Interest expense	1,815	1,576	8,377	3,751

Income (loss) before income taxes	2,378	(7,273)	16,657	(12,695)
Minority interest	—	(21)	—	(45)
Income taxes	617	(65)	1,141	576

Net income (loss)	$1,761	$(7,187)	$15,516	$(13,226)

Per share of common stock: basic	$0.09	$(0.43)	$0.87	$(0.80)
Weighted average number
of common shares outstanding	19,167,750	16,563,652	17,865,053	16,562,864
Per share of common stock: diluted	$0.09	$(0.43)	$0.86	$(0.80)
Weighted average number
of common shares outstanding	19,406,405	16,563,652	18,106,443	16,562,864